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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                                JANUARY 27, 1998
               (Date of Report - Date of earliest event reported)


                           NATIONAL AUTO CREDIT, INC.
             (Exact name of registrant as specified in its charter)



        DELAWARE                        1-11513             34-1816760
(State or other jurisdiction of       (Commission         (I.R.S. Employer
incorporation or organization)         File No.)         Identification No.)


                      30000 Aurora Road, Solon, Ohio 44139
              (Address of principal executive offices and zip code)

                                 (440) 349-1000
              (Registrant's telephone number, including area code)





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Item 5. Other Events
        ------------

         On January 27, 1998, the Company issued the following press release:

National Auto Credit, Inc. (NYSE:NAK) announced that it had reached an agreement with its banks to defer until February 5, 1998 a $7.5 million principal payment due under its credit agreement on January 21, 1998. In connection with that agreement the Company agreed not to borrow additional funds under the revolving line of credit portion of the credit agreement until February 5, 1998 and such time as it engages a new independent auditor. The Company is in the process of soliciting proposals from several auditing firms but is not yet able to estimate when new independent auditors might be engaged. The Company's former auditors, Deloitte & Touche, LLP, resigned last week based on its assertion that it could no longer rely on management's representations. In addition, a separate loan to the Company in the amount of $2.3 million was reduced to $800,000 when a creditor applied funds on deposit, with the balance due on February 5, 1998. The Company will operate on internally generated funds until the Company's use of its line of credit is restored or alternative sources of capital are secured.

The Company also announced the engagement of Winthrop, Stimson, Putnam & Roberts, a law firm, and Zolfo Cooper, LLC, a financial advisory consulting firm. Winthrop, Stimson, Putnam & Roberts and Zolfo Cooper, LLC were engaged by the Special Committee of the Board of Directors of the Company to investigate information provided to the Company by Deloitte & Touche, LLP, its former auditors, concerning potentially improper activities that might affect the Company's financial accounting records. The information, which allegedly came from current and former employees of the Company, was not investigated by the Company's former auditors. During the pendency of the investigation, the executive responsibilities of the Company's chairman and president and chief executive officer have been delegated to the Special Committee. Zolfo Cooper, LLC has also been advising and assisting the Special Committee in assessing the Company's current financial condition and negotiating with the Company's lenders. The investigation, which began last week, is focusing on the Company's fiscal year ending January 31, 1998, and particularly the Company's reserve for loan losses and the reserve for insurance claims against discontinued operations of the Company.

Although year-end results are not available, the Company currently expects to substantially increase the size of its loan loss reserve for fiscal 1998. The amount of any increase cannot be determined at this time, but the Company believes that an increase in the reserve could place the Company in default of its loan covenants when it reports fiscal year-end results. The Company has not yet had discussions with its lenders about this potential default and cannot predict the outcome of those discussions. The Company was in default of certain financial covenants at the end of its third fiscal quarter. Waivers for those defaults for the third quarter were received from lenders.

The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 NATIONAL AUTO CREDIT, INC.
                                                       (Registrant)

Date:       January 28, 1998                BY:  /s/  Raymond A. Varcho
        ------------------------                 -------------------------------
                                                 Vice President, General Counsel
                                                 and Secretary